Exhibit 99(a)(1)(iv)

NOTICE OF WITHDRAWAL

ALLIANT TECHSYSTEMS INC.

Offer to Purchase for Cash any and all of the
Outstanding 3.00% Convertible Senior Subordinated Notes due 2024
(CUSIP NO. 018804AK0)
(the “Notes”)

Pursuant to the Offer to Purchase dated June 2, 2014

The Offer will expire at 12:00 midnight, New York City time, at the end of Friday, June 27, 2014, unless the Offer is extended (such date, as it may be extended, the “Expiration Date”) or earlier terminated by us.

The undersigned acknowledges receipt of the Letter of Transmittal (as it may be amended or supplemented, the “Letter of Transmittal”) and the Offer to Purchase, dated June 2, 2014 (as it may be amended or supplemented, the “Offer to Purchase” and together with the Letter of Transmittal, as they may be amended or supplemented, the “Offer Documents”), constituting an offer (the “Offer”) by Alliant Techsystems Inc., a Delaware corporation (the “Company”), to purchase for cash any and all of its outstanding Notes upon the terms and subject to the conditions set forth in the Offer Documents. Upon the terms and subject to the conditions of the Offer, holders of Notes who validly tender and do not validly withdraw their Notes at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date and whose Notes are accepted for purchase will receive, for each $1,000 principal amount of such Notes, a cash purchase price (the “Purchase Price”) equal to the sum of (i) the Average VWAP (as defined in the Offer to Purchase) multiplied by 13.1023 plus (ii) an amount equal to the amount of interest that would accrue on such Notes from and including the settlement date of the Offer to but excluding August 20, 2014, which is the first day that the Company may redeem the Notes, plus (iii) a fixed cash amount of $2.50, provided that in no event will the Purchase Price be less than $1,382.41 or more than $1,906.50 per $1,000 principal amount of such Notes. In addition to the Purchase Price, holders will receive, in respect of their Notes that are accepted for purchase, accrued and unpaid interest on such Notes to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent. For further information regarding the calculation of the Purchase Price and for calculations of illustrative purchase prices, see “The Offer—Principal Amount of Notes; Price” in the Offer to Purchase.

In addition to the Offer, in connection with a dividend the Company has declared and will pay to holders of its outstanding common stock during the pendency of the Offer, the Company intends to make a payment to each holder of Notes who is a holder of record at the close of business on June 2, 2014 (the record date of such dividend), on the date of payment of such dividend (which is expected to be June 26, 2014), for each $1,000 principal amount of Notes held by such holder, in an amount equal to the per share amount of such dividend, multiplied by 13.1023, such that the holders of the Notes will effectively participate in the dividend without conversion of their Notes.  As a result of such payment, no anti-dilution adjustment to the conversion rate of the Notes will be made as a result of this dividend.

Questions and requests for assistance relating to the procedures for tendering Notes and requests for additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to Global Bondholder Services Corporation, as the information agent for the Offer (the “Information Agent”) at its address and telephone numbers listed on the back cover of the Offer to Purchase. Questions regarding the Offer may also be directed to Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Dealer Manager”) at its address and telephone number listed on the back cover of the Offer to Purchase.

All withdrawals of the Notes previously tendered in the Offer must comply with the procedures described under “The Offer—Withdrawal Rights” in the Offer to Purchase.

The undersigned has identified in the table below the Notes that are being withdrawn from the Offer.

DESCRIPTION OF NOTES TO BE WITHDRAWN

CUSIP NO.	Principal Amount of Notes to be Withdrawn	Date(s) such Notes Were Tendered
018804AK0	$	, 2014

This form should only be used for withdrawals of Notes delivered through DTC if the undersigned needs to withdraw Notes on the Expiration Date and withdrawal through DTC is no longer available. Otherwise, the DTC form of withdrawal should be used for such Notes.

A DTC participant withdrawing Notes should fill out and sign this form and then fax it to the Depositary, at its fax number listed on the back cover of the Offer to Purchase. Immediately after faxing this form, the DTC participant should telephone the Depositary at its telephone number listed on the back cover of the Offer to Purchase to confirm receipt and discuss any other steps it may need to take.

This form must be signed below by the applicable DTC participant as its name appears on a security position listing showing such DTC Participant as the owner of the Notes being tendered. If signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, please set forth the full title of such persons.

Name of DTC Participant:
Account Number(s):
Signature(s):
Capacity (Full Title):
Address (and Zip Code):

Telephone Number:
TIN or SSN:
DTC Participant Number:
Transaction Code Number:
Date:

All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders and withdrawals of tenders of Notes will be determined by the Company. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to the Company’s determinations of these matters. The Company reserves the absolute right to reject any or all tenders or withdrawals of Notes that are not in proper form or the acceptance of which would, in the Company’s opinion, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender or withdrawal as to particular Notes. A waiver of any defect or irregularity with respect to the tender or withdrawal of any Note shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender or withdrawal of any other Notes except to the extent the Company may otherwise so provide. Tenders of Notes shall not be deemed to have been made until all defects or irregularities have been waived by the Company or cured. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any tender or withdrawal of Notes, or will incur any liability to any holder for failure to give any such notification.

NONE OF THE COMPANY’S MANAGEMENT, ITS BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY HOLDER OF NOTES AS TO WHETHER TO TENDER ANY NOTES. NONE OF THE COMPANY’S MANAGEMENT, ITS BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THE OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION OR GIVES ANY SUCH INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY THE COMPANY’S MANAGEMENT, ITS BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

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